As filed with the Securities and Exchange Commission on December 20, 2011

Registration No. 333-76744

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORCHID CELLMARK INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3392819
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

4390 US Route One Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Orchid Biosciences, Inc.

2000 Employee, Director and Consultant Stock Plan

Lifecodes Corporation 1992 Employee Stock Option Plan

Lifecodes Corporation 1995 Employee Stock Option Plan

Lifecodes Corporation 1998 Stock Plan

(Full title of the plan)

F. Samuel Eberts III

President and Secretary

Orchid Cellmark Inc.

c/o Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

(Name and address of Agent for service)

(336) 229-1127

(Telephone number, including area code, of agent for service)

Copy to:

Michael J. Silver

John H. Booher

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (333-76744), filed with the Securities and Exchange Commission on January 15, 2002 (the “Registration Statement”) by Orchid Cellmark Inc. (f/k/a Orchid Biosciences, Inc.), a Delaware corporation (the “Company”), relating to (i) 3,000,000 shares of the Company’s common stock, par value $0.001 per share (“Shares”) reserved for issuance pursuant to the Company’s 2000 Employee, Director and Consultant Stock Plan, (ii) 139,879 Shares reserved for issuance pursuant to the Lifecodes Corporation 1992 Employee Stock Option Plan, (iii) 17,458 Shares reserved for issuance pursuant to the Lifecodes Corporation 1995 Employee Stock Option Plan, and (iv) 156,641 Shares reserved for issuance pursuant to the Lifecodes Corporation 1998 Stock Plan.

On December 15, 2011, pursuant to an Agreement and Plan of Merger dated April 5, 2011, as amended, between the Company, Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”) and OCM Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of LabCorp (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of LabCorp.

As a result of the Merger, the Company terminated the stock plans and the stock option plans set forth above, the offering pursuant to the Registration Statement has been terminated and the Company ceased to be an independent, publicly traded company. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, state of North Carolina, on December 20, 2011.

ORCHID CELLMARK INC.

By:	/s/ F. Samuel Eberts III
Name:	F. Samuel Eberts III
Title:	President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Samuel Eberts III and William B. Hayes, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer) to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ F. Samuel Eberts III	President, Secretary and Director	December 20, 2011
F. Samuel Eberts III	(Principal Executive Officer)

/s/ William B. Hayes	Executive Vice President and Treasurer	December 20, 2011
William B. Hayes	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sandra D. van der Vaart	Assistant Secretary and Director	December 20, 2011
Sandra D. van der Vaart